                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Global Motorsport Group, Inc.:

We consent to incorporation by reference in the registration statement dated June 19, 1998, on Form S-8 relating to the 1997 Director Option Plan of Global Motorsport Group, Inc. of our report dated March 20, 1998, relating to the consolidated balance sheets of Global Motorsport Group, Inc. and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1998, which report appears in the annual report on Form 10-K of Global Motorsport Group, Inc.


/s/ KPMG Peat Marwick LLP

Mountain View, California
June 19, 1998